Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is by and among McDermott International, Inc. (the “Company”), McDermott, Inc. (the “Employer”), and Christopher A. Krummel (“Executive”).

The Company and the Employer consider it essential to the interests of the Company’s stockholders to secure the continued employment of key management personnel. The Board of Directors of the Company recognizes that the possibility of a Change in Control (as defined in Exhibit A) exists and that the uncertainty this raises may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. In order to encourage the continued attention and dedication of key management personnel, this Agreement is being entered into by the Company, the Employer and Executive.

The Company, the Employer and Executive agree as follows:

1.	DEFINITIONS. Capitalized terms used but not otherwise defined herein are defined in Exhibit A hereto.

2.	SEVERANCE BENEFITS.

(a)

Entitlement to Benefits. If Executive experiences a Covered Termination and executes a Waiver and Release in accordance with Section 2(b) below that is no longer subject to rescission, Executive will be entitled to the following:

(i)	Accrued Benefits. The Accrued Benefits, payable on the 60th day after the Covered Termination Date, or such earlier date as may be required by applicable law.

(ii)	EDCP. As of the Covered Termination Date, a fully vested and non-forfeitable interest in Executive’s account balance in the EDCP, payable in accordance with the terms of the EDCP.

(iii)

Unvested Equity-Based Awards. As of the Covered Termination Date, unless otherwise settled in accordance with the provisions of Section 3 of this Agreement and the plans and agreements referred to therein, a fully vested and non-forfeitable interest in any outstanding unvested equity-based awards, and to the extent applicable, payable on the 60th day after the Covered Termination Date; provided that no such award that is subject to Code Section 409A will be paid on a date earlier than is provided in the applicable plan and award agreement.

(iv)

Severance Payment Based on Salary. An amount equal to two (2) times the sum of (i) the Salary, and (ii) Executive’s target award under the EICP for the year in which the Covered Termination Date occurs, in a lump sum in cash on the 60th day after the Covered Termination Date.

(v)	Severance Payment Based on Bonus.

(1)

Current Performance Year. An amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive’s Covered Termination Date occurs, in a lump sum in cash on the 60th day after the Covered Termination Date.

(2)

Prior Performance Year. If a bonus is paid under the EICP after Executive’s Covered Termination Date occurs for the immediately preceding calendar year, then Executive will be entitled to an amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage (or, if greater, the actual amount of the bonus determined under the EICP for such prior calendar year), in a lump sum in cash at the later of (i) the 60th day after the Covered Termination Date and (ii) the time such bonus is paid to other EICP participants.

(vi)	Other Compensation. The Other Compensation payable or provided in the manner and time specified in applicable documents governing such amounts.

(b)

Waiver and Release. Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under any provision of Section 2(a)(ii), (iii), (iv) and (v) of this Agreement, Executive must first execute an appropriate waiver and release agreement in a form acceptable to the Company (a currently acceptable form is attached hereto as Exhibit B (the “Waiver and Release”)), whereby Executive shall agree to release and waive, in return for such severance benefits, any claims that Executive may have against the Company and the Employer and their respective Affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Executive’s employment with or termination of employment from the Employer and any of its Affiliates (except for amounts to which Executive is legally entitled pursuant to employee benefit plans and rights to indemnification); provided, however, such Waiver and Release shall not release any claim or cause of action by or on behalf of Executive for any payment or vested benefit that is due under either this Agreement or any employee benefit plan or program of the Company or the Employer until fully paid prior to the receipt thereof. Executive shall have 21 days (or 45 days, if applicable, as determined by the Company) after receipt of the Waiver and Release to consider and timely execute and return it to the Company. After return, Executive shall have an additional seven days in which Executive can revoke the Waiver and Release; thereafter, the Waiver and Release shall be irrevocable. The Company or the Employer shall provide the Waiver and Release to Executive no later than five days after his Termination Date. If the Waiver and

Release is not timely executed and returned, or if it is revoked within the seven-day revocation period, no benefits shall be paid under this Agreement except those to which the Executive has a vested interest without regard to Section 2(a) of this Agreement.

(c)	Reduction to Avoid Parachute Taxes. Exhibit C hereto sets forth the manner of reduction to be applied to avoid parachute taxes.

In no event shall the payments or benefits provided for in Sections 2(a)(i), 2(a)(iii), 2(a)(iv) and 2(a)(v) above that are not subject to Code Section 409A be paid later than March 15th of the calendar year immediately following the calendar year in which Executive’s Covered Termination Date occurs.

3.

CHANGE IN CONTROL EQUITY-BASED BENEFITS. If a Change in Control occurs, any benefits Executive may be entitled to with respect to any equity-based compensation shall be determined in accordance with the applicable plans and award agreements. In the event of any conflict between the terms of any such plan or award agreement and Section 2(a)(iii) of this Agreement, the terms of such plan or award agreement shall control.

4.	INTERNAL REVENUE CODE SECTION 409A.

(a)

Compliance. It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company and the Employer shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (ii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. A Covered Termination is an “involuntary separation from service” for purposes of Code Section 409A.

(b)

Waiting Period for Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of Executive’s Covered Termination Date, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), which are subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (i) is at least six months after the date after Executive’s Covered Termination Date or (ii) follows Executive’s date of death, if earlier.

5.	CONFIDENTIALITY AND NON-DISCLOSURE.

(a)

Executive acknowledges that, pursuant to this Agreement, the Company and the Employer agree to provide Executive with Confidential Information regarding the Company and the Employer and their respective businesses and have previously provided Executive other such Confidential Information. In return for this and other consideration provided under this Agreement, Executive agrees that Executive will not, while employed by the Employer or any of its Affiliates and thereafter, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties hereunder as may otherwise be required by applicable law or legal process (in which case Executive shall notify the Company and the Employer of such legal or judicial proceeding as soon as practicable following Executive’s receipt of notice of such a proceeding, and permit the Company and the Employer to seek to protect its interests and information). For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company, the Employer or any of their respective Affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company, the Employer or any of their respective Affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company, the Employer or any of their respective affiliates is engaged, except such information, data or knowledge as is or becomes known to the public without Executive’s violation of any of the terms of this Section 5. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s and the Employer’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b)

Nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Agreement does not require Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

6.

RETURN OF PROPERTY. Executive agrees that at the time of Executive’s leaving employ with the Employer or any of its Affiliates, Executive will deliver to the Employer (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company, the Employer or any of their respective Affiliates, regardless of whether such items were prepared by Executive.

7.	NON-SOLICITATION.

(a)

Executive agrees to the non-solicitation provisions of this Section 7: (i) in consideration for the Confidential Information provided by the Company to Executive; and (ii) to protect the Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company, the business goodwill of the Company developed through the efforts of Executive and the business opportunities disclosed or entrusted to Executive by the Company. Executive agrees that in the event that Executive fails to comply with any of the provisions of this Section 7, Executive will repay to the Company any payments received pursuant to this Agreement and no further benefits will be payable to Executive under this Agreement.

(b)

Executive agrees that, while employed by the Employer or any of its Affiliates and for 12 months following a Covered Termination or any termination of employment by Executive, Executive shall not, without the prior written consent of the Company and the Employer, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company, the Employer or any of their respective Affiliates or ventures to leave the employment of the Company, the Employer or any of their respective Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company, the Employer or any of their respective Affiliates or ventures with whom Executive had any actual contact while employed at the Employer.

(c)

Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company and the Employer as provided in this Agreement, including, but not limited to the agreement of the Company and the Employer to provide Executive with Confidential Information are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company and the Employer gives rise to the interest of each of the Company and the Employer in restraining Executive and that the restrictive covenants are designed to enforce Executive’s consideration or obligations under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company and the Employer, including, but not limited to, the Company’s and the Employer’s need to protect their Confidential Information.

(d)

Executive acknowledges and agrees that in the event of any breach by Executive of any of Executive’s covenants or agreements contained herein, including, without limitation, a breach of Section 5, 6 or 7, the Company would suffer substantial and irrevocable harm and money damages would not be a sufficient remedy for such a breach. Therefore, in the event of any such breach and in addition to any other remedy the Company may have at law or in equity in the event of any such breach, the Company shall be entitled to seek and receive specific performance and temporary, preliminary and permanent injunctive relief from any breach of any of the covenants or agreements of this Agreement from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to it resulting from such breach.

8.

NOTICES. For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company or the Employer:	757 N. Eldridge Parkway
Houston, TX 77079
Attn: Steve Allen,
Senior Vice President, Chief Human Resources Officer

If to Executive:

or to such other address as either party may furnish to the other in writing in accordance with this Section.

9.

APPLICABLE LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, but without giving effect to any principles of conflict of laws thereunder which would result in the application of the laws of any other jurisdiction.

10.

SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

11.

WITHHOLDING OF TAXES. The Company or the Employer, as applicable, may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any applicable law or governmental regulation or ruling.

12.

NO ASSIGNMENT; SUCCESSORS. Executive’s right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 12 the Company or Employer will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement is binding upon and inures to the benefit of the Company and the Employer and their respective successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

13.	NUMBER AND GENDER. Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.

14.

CONFLICTS. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof.

15.

AMENDMENT AND WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No written waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time (unless specifically provided in such written waiver).

16.	COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

17.

TERM. This Agreement is effective November 5, 2019 and shall expire on March 15, 2022 (“Term”), unless a Change in Control has occurred during the Term in which event the Agreement shall expire on the later of March 15, 2022 or one year after the Change in

Control; provided that terms of this Agreement which must survive the expiration of the Term of this Agreement in order to be effectuated (including the provisions of Sections 5, 6 and 7 and the related definitional provisions) will survive.

[Intentionally Left Blank]

McDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:
Date:

McDERMOTT, INC.

By:
Name:
Title:
Date:

EXECUTIVE

By:
Name:
Date:

EXHIBIT A

DEFINITIONS

The following terms have the meanings set forth below.

“Accrued Benefits” means

(i)	any portion of Executive’s Salary earned through the Covered Termination Date and not yet paid;

(ii)

reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of Covered Termination in accordance with the Company’s policies and procedures on reimbursement of expenses; and

(iii)	any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time.

“Affiliate” means an Affiliate within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means

(i)

the continued failure of Executive to perform substantially Executive’s duties with the Company (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that Executive has not substantially performed Executive’s duties, after which Executive shall have 30 days to defend or remedy such failure to substantially perform Executive’s duties;

(ii)	the engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony.

The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

A “Change in Control” will be deemed to have occurred upon the occurrence of any of the following:

(a)

30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, the Employer, or an Affiliate of either of them, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

(b)	Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)

Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, at least 50% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)

Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, at least 50% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition; or

(e)	Other Circumstances: Such other circumstances as may be deemed by the Board in its sole discretion to constitute a change in control of the Company.

For purposes of the definition of a “Change in Control,”

(1)	“Person” means an individual, entity or group;

(2)	“group” has the same meaning as used in Section 13(d)(3) of the Exchange Act;

(3)	“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)

“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)

“Incumbent Director” means a director of the Company (x) who was a director of the Company on the effective date of this Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)	“election contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7)	“Business Combination” means

(x)	a merger or consolidation involving the Company or its stock, or

(y)	an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(8)

“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(9)

“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 50% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means McDermott International, Inc., and, except for purposes of determining whether a Change in Control has occurred, any successor thereto.

“Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company, the Employer or any of their respective Affiliates or in which property rights have been assigned or otherwise conveyed to the Company, the Employer or any of their respective Affiliates, which information, data or knowledge has commercial value in the business in which the Company, the Employer or any of their respective Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s, the Employer’s or any of their respective Affiliates’ plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.

“Covered Termination” means a termination of Executive’s employment (such that Executive ceases to be employed by the Employer, the Company or any of their respective Affiliates) that is a “Separation from Service” (as defined in Code Section 409A and the Treasury regulations and guidance issued thereunder) within the one-year period following a Change in Control during the Term of this Agreement due to:

(a)	an involuntary termination that does not result from any of the following:

(1)	death;

(2)	Disability; or

(3)	termination for Cause; or

(b)	a termination by Executive for Good Reason.

“Covered Termination Date” means (i) if Executive’s employment is terminated for Cause, the date on which the Company delivers to Executive the requisite resolution, or, with respect to a termination under subparagraph (iii) of the definition of Cause, the date on which the Employer notifies Executive of such termination, (ii) if Executive’s employment is terminated by the Employer for a reason other than Cause or Executive’s death, the date on which the Employer notifies Executive of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, the date on which Executive notifies the Employer of such termination (after having given the Company notice and a 30-day cure period), or (iv) if Executive’s employment is terminated by reason of death, the date of death of Executive.

“Disability” means circumstances which would qualify Executive for long-term disability benefits under the Company’s or the Employer’s long-term disability plan, whether or not Executive is covered under such plan.

“EDCP” means the McDermott International, Inc. Director and Executive Deferred Compensation Plan, as in effect on the Covered Termination Date.

“EICP” means the McDermott International, Inc. Executive Incentive Compensation Plan, or any successor plan thereto.

“Employer” means McDermott, Inc., and any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excise Tax” means any excise tax imposed under Code Section 4999.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means any one or more of the following events which occurs following a Change in Control:

(a)	a material diminution in the duties or responsibilities of Executive from those applicable immediately before the date on which a Change in Control occurs;

(b)	a material reduction in Executive’s annual Salary as in effect on the Effective Date of this Agreement or as the same may be increased from time to time;

(c)

the failure by the Company or the Employer to continue in effect any compensation plan in which Executive participates immediately before the Change in Control which is material to Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or the Employer to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Change in Control, unless the action by the Company or the Employer applies to all similarly situated employees;

(d)

the failure by the Company and the Employer to continue to provide Executive with material benefits in the aggregate that are substantially similar to those enjoyed by Executive under any of the Company’s (or the Employer’s or their respective Affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately before the Change in Control if such benefits are material to Executive’s total compensation, the taking of any other action by the Company or the Employer which would directly or indirectly materially reduce any of such benefits or deprive Executive of any fringe benefit enjoyed by Executive at the time of the Change in Control if such fringe benefit is material to Executive’s total compensation, unless the action by the Company or the Employer applies to all similarly situated employees; or

(e)

a change in the location of Executive’s principal place of employment with the Employer or the Company by more than 50 miles from the location where Executive was principally employed immediately before the Change in Control without Executive’s consent.

If a Change in Control occurs and any of the events described above occurs prior to the first anniversary of such Change in Control (an “Event”), Executive shall give the Company written notice (the “Executive Notice”) within 60 days following Executive’s knowledge of an Event that Executive intends to terminate employment as a result. The Company shall have 30 days following receipt of the Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If Executive does not provide the Executive Notice within 60 days as required above then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the date of this Agreement.

“Other Compensation” shall mean all payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution, other than such payments and benefits provided for under Section 2(a)(i) through Section 2(a)(v) of this Agreement; provided that Other Compensation shall not include any entitlement to severance under any severance policy of the Company generally applicable to the salaried employees of the Company.

“Salary” means Executive’s annual base salary as in effect immediately before the termination of Executive’s employment or, if higher, the base salary in effect immediately before the first event or circumstance constituting Good Reason.

“Target Bonus Percentage” means Executive’s target incentive award opportunity under the EICP in effect immediately before the termination of Executive’s employment or, if higher, immediately before the first event or circumstance constituting Good Reason.

EXHIBIT B

WAIVER AND RELEASE

FORM WAIVER AND RELEASE

Pursuant to the terms of the Change in Control Agreement made as of March 16, 2019, by and among McDermott International, Inc. (the “Company”), McDermott, Inc. (the “Employer”) and me, and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Christopher A. Krummel, do freely and voluntarily enter into this WAIVER AND RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing the Release as provided herein (the “Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company and the Employer pursuant to Section 2 of the Change in Control Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:

1.

I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge the Company and the Employer, their respective predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter, “Released Parties”), both individually and in their official capacities, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with the Employer and its affiliates, including, but not limited to, any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations regarding employment or compensation or prohibiting employment discrimination, or pursuant to any contract I may have with the Released Party, including the Change in Control Agreement [and             ]; provided that the foregoing release shall not apply to any right explicitly set forth in the Change in Control Agreement to any payments and benefits to be provided in connection with the termination of my employment. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company, the Employer or any of their respective Affiliates has dealt with me unfairly or in bad faith, and all other common law contract and tort claims. This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, I am simply agreeing that, in exchange for the consideration received by me through this Release, any and all Released Claims that I may have against any Released Party, regardless of whether they actually exist, are expressly settled, compromised and waived. This Release includes matters attributable to the sole or partial negligence (whether gross or simple) or other fault, including strict liability, of any Released Party.

Notwithstanding the foregoing, I am not waiving any rights or claims that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived. Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws and/or pursuant to any agreement in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their respective terms, following the effective date of this Release.

2.

I forever waive and relinquish any right or claim to reinstatement to active employment with the Company, the Employer, their respective affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that neither the Company nor the Employer has any obligation to rehire or return me to active duty at any time in the future.

3.

I acknowledge that all agreements applicable to my employment respecting noncompetition, nonsolicitation and the confidential or proprietary information of the Company and the Employer and their respective affiliates shall continue in full force and effect in accordance with the terms of such agreements.

4.

I agree that I will refrain from any libel, slander, defamation or other disparaging comments about the Company, the Employer, their respective affiliates, or any current or former officer, director or employee of the Company, the Employer or any of their respective affiliates. However, I understand that nothing in this Release prohibits me from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in this Release limits my ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. I understand that I will not be in breach of the covenant contained in this paragraph solely by reason of my testimony which is compelled by process of law.

5.	I hereby acknowledge and affirm as follows:

a.	I have been advised to consult with an attorney prior to signing this Release and have had adequate opportunity to do so.

b.	I have been extended a period of [21] [45] days in which to consider this Release.

c.

I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying Company and the Employer, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked the Release, it shall then become effective and enforceable. I understand that the Separation Payment will not be made under the Change in Control Agreement and I will not be entitled to the Severance Benefits made under the Change in Control Agreement until after the seven-day period has elapsed and I have not revoked the Release.

d.

I acknowledge that I have received payment for all wages due at time of my employment termination, including reimbursement for any and all business-related expenses. I further acknowledge that the Separation Payment and the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

e.

I certify that I have returned all property of the Company, the Employer and their respective affiliates, including, but not limited to, keys, credit and fuel cards, computers, cell phones, and other electronic devices, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

f.	I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.

6.

I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or the rights of any other person, or any violation of any order, law, statute, duty or contract.

7.

I agree that the terms and conditions of this Release are confidential and that I will not, directly or indirectly, disclose the existence of or terms of this Release to anyone other than my attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit me from disclosing this Release to the Equal Employment Opportunity Commission in connection with any complaint or charge submitted to that agency.

8.	In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

9.

I hereby declare that this Release constitutes the entire and final settlement between me and the Company and the Employer, superseding any and all prior agreements, and that neither the Company nor the Employer has made any promise or offered any other agreement, except those expressed in this Release, to induce or persuade me to enter into this Release.

IN WITNESS WHEREOF, I have signed this Release on the      day of             , 20    .

Printed Name

EXHIBIT C

Excise Tax Modified Cutback Provisions

Anything in this Agreement to the contrary notwithstanding, in the event the Firm (as defined below) shall determine that Executive shall become entitled to payments and/or benefits provided by this Agreement which would be subject to the excise tax imposed by Code Section 4999 (the “Payments”), the Firm shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Firm, Executive shall receive all Payments to which Executive is entitled under this Agreement.

If the Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Firm under this Exhibit C shall be binding upon the Company and Executive absent manifest error and shall be made as soon as reasonably practicable but in no event later than 15 business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. For purposes of reducing the Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing, in order, cash payments otherwise due under Sections 2(a)(iv), 2(a)(v)(1) and 2(a)(v)(2) of this Agreement, and then by reducing equity-based compensation otherwise due under Section 2(a)(iii) of this Agreement in chronological order with the most recent equity based compensation awards reduced first.

As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Code Sections 1 and 4999 or generate a refund of such taxes. In the event that the Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (but in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

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For purposes hereof, the following terms have the meanings set forth below:

“Firm” shall mean an internationally recognized accounting or employee benefits consulting firm selected by the Company with the input of Executive (but without Executive’s consent) and which shall not, during the one year preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Code Sections 280G(b)(2)(A)(ii) and 280G(d)(4)) of a Payment net of all taxes imposed on Executive with respect thereto under Code Sections 1 and 4999 and under applicable state and local laws, determined by applying the highest marginal rate under Code Section 1 and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year(s).

“Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Code Section 4999 if the Firm determines to reduce Payments pursuant to the first paragraph of this Exhibit C.

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